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                                                                        EX 23(e)

CONFIDENTIAL
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February 4, 1994

Board of Directors
New Dartmouth Bank
1155 Elm Street
Manchester, NH  03101

Gentlemen and Madame:

Reference is made to our opinion letter, dated February 4, 1994, with respect to the fairness to the holders of the outstanding shares of Common Stock, par value $0.01 per share (the "Shares"), of New Dartmouth Bank (the "Company") of the Consideration (as defined below) to be received for each Share in the proposed merger (the "Merger") of the Company with a wholly owned subsidiary ("Merger Sub") of Shawmut National Corporation ("Shawmut") pursuant to the Agreement and Plan of Merger dated as of March 23, 1993 between Shawmut and the Company as amended as of July 21, 1993 and December 20, 1993 (the "Agreement"). Pursuant to the Agreement, each Share will be converted into a number of shares of Shawmut common stock, par value $0.01 per share (the "Shawmut Common Stock"), determined by dividing the sum of $310.95 plus 177.0% of New Dartmouth's Adjusted Earnings (as defined in the Agreement) per fully diluted share from October 1, 1993 to the Closing Date (as defined in the Agreement) by the Average Closing Price (as defined in the Agreement) of Shawmut Common Stock subject, unless waived, to a maximum and minimum number of shares of Shawmut Common Stock per share and other price-related provisions, as set forth in the Agreement (the "Consideration").

The foregoing opinion letter is solely for the information and assistance of the Board of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent.

In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "SUMMARY - Merger - Recommendation of the Board of Directors of New Dartmouth; Reasons for the Merger," "SUMMARY - Opinion of New Dartmouth's Financial Advisor," "THE MERGER - Recommendation of New Dartmouth Board;
Reasons for the Merger," and "THE MERGER - Opinion of New Dartmouth's Financial Advisor," and to the inclusion of the foregoing opinion as Appendix C in the Proxy Statement/Prospectus forming part of the Registration Statement on Form S-4 relating to the merger. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,



GOLDMAN, SACHS & CO.